Exhibit 99.1

Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	May 2, 2019

TELEFLEX REPORTS FIRST QUARTER 2019 RESULTS

First Quarter Revenues from Continuing Operations of $613.6 million, up 4.5% versus Prior Year Period; up 7.6% on a Constant Currency Basis
First Quarter GAAP Diluted EPS from Continuing Operations of $0.89, down 24.6% versus Prior Year Period
First Quarter Adjusted Diluted EPS from Continuing Operations of $2.24, up 4.2% versus Prior Year Period
Reaffirmed 2019 Guidance Range for GAAP Revenue Growth of between 5% and 6%
Reaffirmed 2019 Guidance Range for Constant Currency Revenue Growth of between 6% and 7%
Lowered 2019 Guidance Range for GAAP Diluted EPS from Continuing Operations from a range of between $6.90 and $7.05 to a range of between $6.72 and $6.84
Reaffirmed 2019 Guidance Range for Adjusted Diluted EPS from Continuing Operations of between $10.90 and $11.10

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 31, 2019.

First quarter 2019 net revenues were $613.6 million, an increase of 4.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 7.6% over the year ago period.

First quarter 2019 GAAP earnings per share from continuing operations decreased 24.6% to $0.89, as compared to GAAP earnings per share of $1.18 in the prior year period. First quarter 2019 adjusted diluted earnings per share from continuing operations increased 4.2% to $2.24, compared to $2.15 in the prior year period.

Liam Kelly, President and Chief Executive Officer, said, “The first quarter of 2019 was an outstanding start to the year for Teleflex. We reported constant currency revenue growth of 7.6%, placing us in a strong position to achieve our full year constant currency revenue growth guidance range of between 6% and 7%. From a product perspective, our robust top line performance in the quarter was led by sales of our Interventional Urology, OEM, and Interventional products. While from a geographic standpoint, we achieved particularly strong growth within Asia and the Americas. In addition, during the quarter we continued to invest in driving the adoption of our high-growth, high-margin products, which puts us on track to deliver on both our near, and long-term, financial objectives.”

FIRST QUARTER NET REVENUE BY SEGMENT

The following table provides information regarding net revenues in each of the Company's reportable operating segments for the three months ended March 31, 2019 on both a GAAP and constant currency basis. The discussion below the table of the principal factors behind changes in net revenues for the three months ended March 31, 2019 as compared to the prior year period applies to both GAAP revenue and constant currency revenue, although GAAP revenue also was affected by foreign currency exchange rate fluctuations, as indicated in the "Currency Impact" column of the table.

	Three Months Ended		% Increase / (Decrease)
	March 31, 2019	April 1, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Americas	$344.0	$323.3	6.4%	(0.3)%	6.7%
EMEA	154.6	159.9	(3.3)%	(7.8)%	4.5%
Asia	60.8	58.2	4.3%	(6.7)%	11.0%
OEM	54.2	45.8	18.3%	(1.8)%	20.1%
Total	$613.6	$587.2	4.5%	(3.1)%	7.6%

Americas first quarter 2019 net revenues were $344.0 million, an increase of 6.4% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 6.7% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products and an increase in new product sales.

EMEA first quarter 2019 net revenues were $154.6 million, a decrease of 3.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 4.5% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products.

Asia first quarter 2019 net revenues were $60.8 million, an increase of 4.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased

11.0% compared to the prior year period. The increase in constant currency revenue is primarily attributable to an increase in sales volumes of existing products and an increase in new product sales.

OEM first quarter 2019 net revenues were $54.2 million, an increase of 18.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 20.1% compared to the prior year period. The increase in constant currency revenue is primarily attributable to higher sales volumes of existing products.

FIRST QUARTER NET REVENUE BY GLOBAL PRODUCT CATEGORY

The following table and commentary provides information regarding net revenues in each of the Company's global product categories for the three months ended March 31, 2019 on both a GAAP and constant currency basis.

	Three Months Ended		% Increase / (Decrease)
	March 31, 2019	April 1, 2018	Total Sales Growth	Currency Impact	Constant Currency Revenue Growth
Vascular Access	$143.9	$144.0	(0.1)%	(2.6)%	2.5%
Interventional	103.2	90.1	14.5%	(2.6)%	17.1%
Anesthesia	80.3	84.9	(5.5)%	(4.0)%	(1.5)%
Surgical	86.7	85.6	1.3%	(3.7)%	5.0%
Interventional Urology	59.7	42.3	41.2%	(0.3)%	41.5%
OEM	54.2	45.8	18.3%	(1.8)%	20.1%
Other	85.6	94.4	(9.3)%	(4.2)%	(5.1)%
Total	$613.6	$587.2	4.5%	(3.1)%	7.6%

First quarter 2019 net revenues from sales of Vascular Access products were $143.9 million, a decrease of 0.1% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 2.5% compared to the prior year period.

First quarter 2019 net revenues from sales of Interventional products were $103.2 million, an increase of 14.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 17.1% compared to the prior year period.

First quarter 2019 net revenues from sales of Anesthesia products were $80.3 million, a decrease of 5.5% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues decreased 1.5% compared to the prior year period.

First quarter 2019 net revenues from sales of Surgical products were $86.7 million, an increase of 1.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 5.0% compared to the prior year period.

First quarter 2019 net revenues from sales of Interventional Urology products were $59.7 million, an increase of 41.2% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 41.5% compared to the prior year period.
First quarter 2019 net revenues from sales of OEM products were $54.2 million, an increase of 18.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues increased 20.1% compared to the prior year period.

First quarter 2019 net revenues from sales of Other products were $85.6 million, a decrease of 9.3% compared to the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, first quarter 2019 net revenues decreased 5.1% compared to the prior year period.

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing charges for the first three months of 2019 totaled $54.6 million compared to $53.8 million for the prior year period.

Cash and cash equivalents at March 31, 2019 were $271.2 million compared to $357.2 million at December 31, 2018.

Net accounts receivable at March 31, 2019 were $375.8 million compared to $366.3 million at December 31, 2018.

Net inventories at March 31, 2019 were $445.6 million compared to $427.8 million at December 31, 2018.

2019 OUTLOOK

On a GAAP basis, revenues in 2019 are expected to increase between 5% and 6% over the prior year, reflecting our estimate of an approximately 1% unfavorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2019 will increase between 6% and 7%.

The Company lowered its full year 2019 GAAP diluted earnings per share from continuing operations guidance from a range of between $6.90 and $7.05 to a range of between $6.72 and $6.84, reflecting the impact of additional restructuring, contingent consideration, intangible amortization expenses, and tax adjustments. The Company expects adjusted diluted earnings per share from continuing operations to be between $10.90 and $11.10 for full year 2019, representing an increase of between 10.1% and 12.1% over 2018, and reflecting our estimate of an approximately 2% negative impact from foreign currency exchange rate fluctuations.

Forecasted 2019 Constant Currency Revenue Growth Reconciliation

	Low	High

Forecasted 2019 GAAP revenue growth	5.0%	6.0%

Estimated impact of foreign currency exchange rate fluctuations	(1.0)%	(1.0)%

Forecasted 2019 constant currency revenue growth	6.0%	7.0%

Forecasted 2019 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High

Forecasted GAAP diluted earnings per share from continuing operations	$6.72	$6.84

Restructuring, restructuring related and impairment items, net of tax	$0.83	$0.86

Acquisition, integration and divestiture related items, net of tax	$0.83	$0.85

Other items, net of tax	$0.11	$0.12

Intangible amortization expense, net of tax	$2.62	$2.64

Tax adjustments	($0.21)	($0.21)

Forecasted adjusted diluted earnings per share from continuing operations	$10.90	$11.10

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 7, 2019 at 11:00pm (ET), by calling 855-859-2056 (U.S./Canada) or 404-537-3406 (International), Passcode: 6798477.

ADDITIONAL NOTES

References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: constant currency revenue growth and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling changes in historical constant currency net revenues to historical GAAP net revenues are set forth above under “First Quarter Net Revenue by Segment." Tables reconciling historical adjusted diluted earnings per share from continuing operations to historical GAAP diluted earnings per share from continuing operations are set forth below. Tables reconciling forecasted 2019 constant currency revenue growth and forecasted 2019 adjusted earnings per share from continuing operations to their respective most directly comparable forecasted GAAP measures, forecasted 2019 GAAP revenue growth and forecasted 2019 GAAP diluted earnings per share from continuing operations, respectively, are set forth above under “2019 Outlook.”

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring, restructuring related and impairment items - Restructuring programs involve discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies and integrate acquired businesses. Depending on the specific restructuring program involved, our restructuring charges may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement and other exit costs associated with the restructuring program.  Restructuring related charges are directly related to our restructuring programs and consist of facility consolidation costs, including accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of the restructuring program. Impairment charges occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions.  These charges may include, among other things, professional, consulting and other fees; systems integration costs; legal entity restructuring expense; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; and bridge loan facility and backstop financing fees in connection with loan facilities that ultimately were not utilized. Divestiture related activities involve specific business or asset sales.  Depending primarily on the terms of the divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Other items - These are discrete items that occur sporadically and can affect period-to-period comparisons. See footnote C to the reconciliation tables set forth below.

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law changes affecting our deferred tax liability.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - March 31, 2019
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	(Gain)/Loss on sale of businesses & assets	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$268.8	$227.7	$27.2	$17.4	$2.7)	$11.0	$41.9	$0.89
Adjustments
Restructuring, restructuring related and impairment items (A)	3.0	0.0	0.0	17.4	—	1.9	18.5	$0.39
Acquisition, integration and divestiture related items (B)	—	13.6	—	—	(2.7)	(1.9)	12.7	$0.27
Other items (C)	—	1.3	—	—	—	0.3	1.0	$0.02
Intangible amortization expense	—	37.6	0.1	—	—	7.7	30.0	$0.64
Tax adjustments	—	—	—	—	—	(0.7)	0.7	$0.01
Adjusted basis	$265.8	$175.2	$27.0	—	—	$18.3	$105.0	$2.24

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - April 1, 2018
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and impairment charges	Income taxes	Income (loss) from continuing operations	Diluted earnings per share from continuing operations
GAAP Basis	$256.0	$215.3	$26.0	$3.1	$6.2	$54.9	$1.18
Adjustments
Restructuring, restructuring related and impairment items (A)	2.0	0.1	0.1	3.1	0.7	4.5	$0.10
Acquisition, integration and divestiture related items (B)	0.4	11.5	0.2	—	0.5	11.5	$0.25
Other items (C)	(1.0)	0.1	—	—	(0.1)	(0.7)	$0.02)
Intangible amortization expense	—	37.7	0.1	—	7.6	30.3	$0.65
Tax adjustments	—	—	—	—	(0.2)	0.2	$0.00
Adjusted basis	$254.6	$165.9	$25.7	—	$14.7	$100.6	$2.15

(A)
Restructuring, restructuring related and impairment items - For the three months ended March 31, 2019, pre-tax restructuring charges were $14.4 million, pre-tax restructuring related charges were $3.1 million, and pre-tax impairment charges were $3.0 million. For the three months ended April 1, 2018, pre-tax restructuring charges were $3.1 million and pre-tax restructuring related charges were $2.1 million. There were no impairment items during the three months ended April 1, 2018.

(B)
Acquisition, integration and divestiture related items - For the three months ended March 31, 2019, these charges primarily related to contingent consideration liabilities and our acquisition of NeoTract, somewhat offset by the gain on sale of a divested business. For the three months ended April 1, 2018, these charges primarily related to contingent consideration liabilities and our acquisition of NeoTract.  There were no divestiture related activities for the three months ended April 1, 2018.

(C)
Other items - For the three months ended March 31, 2019, other items included expenses associated with a franchise tax audit, relabeling costs, and costs associated with European Medical Device Regulation initiatives.  For the three months ended April 1, 2018, other items included the reversal of previously recognized income due to distributor acquisitions related to Vascular Solutions, and relabeling costs.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.
Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, our expectation that our continued investment in driving the adoption of our high-growth, high-margin products puts us on track to deliver on both our near and long-term financial objectives; forecasted 2019 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2019 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend or replace the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, sovereign debt issues and the impact of the United Kingdom's pending departure from the European

Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
	(Dollars and shares in thousands, except per share)
Net revenues	$613,584	$587,230
Cost of goods sold	268,842	255,960
Gross profit	344,742	331,270
Selling, general and administrative expenses	227,693	215,337
Research and development expenses	27,150	26,027
Restructuring and impairment charges	17,395	3,063
Gain on sale of assets	(2,739)	—
Income from continuing operations before interest and taxes	75,243	86,843
Interest expense	22,692	25,943
Interest income	(339)	(273)
Income from continuing operations before taxes	52,890	61,173
Taxes on income from continuing operations	10,972	6,242
Income from continuing operations	41,918	54,931
Operating income (loss) from discontinued operations	(1,343)	1,235
Benefit on income (loss) from discontinued operations	(322)	(18)
Income (loss) from discontinued operations	(1,021)	1,253
Net income	$40,897	$56,184
Earnings per share:
Basic:
Income from continuing operations	$0.91	$1.21
Income (loss) from discontinued operations	(0.02)	0.03
Net income	$0.89	$1.24
Diluted:
Income from continuing operations	$0.89	$1.18
Income (loss) from discontinued operations	(0.02)	0.02
Net income	$0.87	$1.20
Dividends per share	$0.34	$0.34
Weighted average common shares outstanding
Basic	46,050	45,329
Diluted	46,942	46,695

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2019	December 31, 2018
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$271,212	$357,161
Accounts receivable, net of allowances of $9,225 and $9,348, respectively	375,756	366,286
Inventories, net	445,566	427,778
Prepaid expenses and other current assets	79,595	72,481
Prepaid taxes	10,485	12,463
Total current assets	1,182,614	1,236,169
Property, plant and equipment, net	409,963	432,766
Operating lease assets	112,278	—
Goodwill	2,247,768	2,246,579
Intangible assets, net	2,274,488	2,325,052
Deferred tax assets	2,500	2,446
Other assets	38,458	34,979
Total assets	$6,268,069	$6,277,991
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$86,625	$86,625
Accounts payable	103,532	106,709
Accrued expenses	93,649	97,551
Current portion of contingent consideration	99,686	136,877
Payroll and benefit-related liabilities	76,261	104,670
Accrued interest	23,245	6,031
Income taxes payable	6,641	5,943
Other current liabilities	31,277	38,050
Total current liabilities	520,916	582,456
Long-term borrowings	2,072,939	2,072,200
Deferred tax liabilities	610,606	608,221
Pension and postretirement benefit liabilities	89,287	92,914
Noncurrent liability for uncertain tax positions	10,833	10,718
Noncurrent contingent consideration	80,676	167,370
Noncurrent operating lease liabilities	100,708	—
Other liabilities	212,226	204,134
Total liabilities	3,698,191	3,738,013
Commitments and contingencies
Total shareholders' equity	2,569,878	2,539,978
Total liabilities and shareholders' equity	$6,268,069	$6,277,991

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$40,897	$56,184
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	1,021	(1,253)
Depreciation expense	15,645	14,832
Amortization expense of intangible assets	37,751	37,816
Amortization expense of deferred financing costs and debt discount	1,179	1,178
Gain on sale of assets	(2,739)	—
Changes in contingent consideration	13,057	9,592
Asset impairment	3,030	—
Stock-based compensation	5,781	4,787
Deferred income taxes, net	2,603	(1,472)
Payments for contingent consideration	(25,935)	—
Other	654	(1,272)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(14,102)	(3,402)
Inventories	(19,200)	32
Prepaid expenses and other assets	(11,524)	(3,406)
Accounts payable, accrued expenses and other liabilities	8,856	(27,185)
Income taxes receivable and payable, net	3,192	417
Net cash provided by operating activities from continuing operations	60,166	86,848
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(23,494)	(15,747)
Proceeds from sale of assets	991	—
Payments for businesses and intangibles acquired, net of cash acquired	(1,025)	(3,684)
Net cash used in investing activities from continuing operations	(23,528)	(19,431)
Cash flows from financing activities of continuing operations:
Reduction in borrowings	—	(18,500)
Debt extinguishment, issuance and amendment fees	—	(74)
Net proceeds from share based compensation plans and the related tax impacts	2,242	1,400
Payments for contingent consideration	(110,953)	(91)
Dividends paid	(15,650)	(15,447)
Net cash provided by (used in) financing activities from continuing operations	(124,361)	(32,712)
Cash flows from discontinued operations:
Net cash used in operating activities	3,610	(206)
Net cash used in discontinued operations	3,610	(206)
Effect of exchange rate changes on cash and cash equivalents	(1,836)	10,815
Net (decrease) increase in cash and cash equivalents	(85,949)	45,314
Cash and cash equivalents at the beginning of the period	357,161	333,558
Cash and cash equivalents at the end of the period	$271,212	$378,872

Non cash financing activities of continuing operations:
Acquisition of treasury stock associated with settlement and exchange of convertible note hedge and warrant agreements	$—	$17,872